NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

NYSE: NWE
FOR IMMEDIATE RELEASE

NORTHWESTERN REPORTS 2015 FINANCIAL RESULTS

Company reports GAAP diluted earnings per share of $3.17 for 2015;
$3.15 Non-GAAP Adjusted earnings per share within 3.10-3.25 guidance range;
Announces a 4.2% increase to the quarterly dividend to $0.50 per share payable March 31, 2016; and Affirms full year 2016 guidance of $3.20 - $3.40 per diluted share.

SIOUX FALLS, S.D. - February 11, 2016 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2015. Net income for the period was $151.2 million, or $3.17 per diluted share, as compared with net income of $120.7 million, or $2.99 per diluted share, for the same period in 2014. This $30.5 million, or 25.3%, increase in net income in 2015 is primarily due to the full year effect of the November 2014 hydro acquisition and an insurance recovery received in 2015.  These increases were partially offset by increased income tax expense and warmer winter weather in our service territory. Diluted earnings per average share increased by $0.18, or 6.0%, as a result of the increase in net income as discussed above and was partially offset by equity issued to finance the hydro assets (November 2014) and Beethoven Wind Project (October 2015).

"2015 brought headwinds in the form of mild winter weather, strong summer storms, difficult regulatory decisions, and a complex emission reduction plan from the EPA.  We can also look back on the year with a sense of accomplishment.  We marked a full year of owning and successfully operating our emission-free fleet of hydro assets for the benefit our Montana customers.  We acquired our second company-owned wind project in September, this one for the benefit of our South Dakota customers.  We received approval of a very constructive settlement agreement in October resolving our first South Dakota electric rate case in 34 years.  We earned our highest-ever customer satisfaction scores.  Finally, we achieved significant earnings growth for our investors, who make our commitment to serving our customers possible,” said Bob Rowe, President and Chief Executive officer.  “Our 1,600 employees have once again stepped up to the challenge and delivered solid results for the benefit of all of our stakeholders.”

NorthWestern Reports 2016 Financial Results
February 11, 2016

Significant Items
Significant items for the year ended December 31, 2015 include:

•	$30.5 million improvement in net income as compared with 2014 as further discussed below.

•	In September 2015, we completed the purchase of the 80 MW Beethoven wind project near Tripp, South Dakota, for approximately $143 million.

•
Received approval from the South Dakota Public Utilities Commission in October 2015 of a settlement agreement in our electric rate filing resulting in an increase in base rates of approximately $20.2 million, based on an overall rate of return of 7.24%. The settlement also allows us to collect approximately $9.0 million annually related to the Beethoven wind project.

Summary Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014
Total Revenues	$324,989	$312,947	$1,214,299	$1,204,863
Cost of Sales	107,369	108,097	372,864	482,591
Gross Margin	217,620	204,850	841,435	722,272
Operating Expenses
Operating, general and administrative	75,336	91,329	297,475	305,886
Property and other taxes	32,489	30,300	133,442	114,592
Depreciation and depletion	37,463	32,637	144,702	123,776
Total Operating Expenses	145,288	154,266	575,619	544,254
Operating Income	72,332	50,584	265,816	178,018
Interest Expense	(24,052)	(19,915)	(92,153)	(77,802)
Other Income	2,154	5,468	7,583	10,198
Income Before Income Taxes	50,434	36,137	181,246	110,414
Income Tax (Expense) Benefit	(5,421)	1,032	(30,037)	10,272
Net Income	$45,013	$37,169	$151,209	$120,686
Basic: Average Shares Outstanding	48,098	43,451	47,298	40,156
Earnings per Share - Basic	$0.94	$0.87	$3.20	$3.01
Diluted: Average Shares Outstanding	48,370	43,741	47,643	40,432
Earnings per Share - Diluted	$0.92	$0.85	$3.17	$2.99

Dividends Paid per Common Share	$0.48	$0.40	$1.92	$1.60

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2015 was $841.4 million compared with $722.3 million for the same period in 2014. The $119.1 million increase was primarily due to:

•	$135.0 million increase in generation margin from the November 2014 hydro transaction;

•	$5.6 million increase in South Dakota electric rates effective July 2015; and

•	$2.1 million increase in property taxes included in trackers.
These increases were partly offset by:

•	$12.8 million decrease from lower electric and natural gas retail volumes due primarily to warmer winter weather, partly offset by customer growth;

•	$5.0 million decrease in costs recovered in our supply tracker, which includes:

NorthWestern Reports 2016 Financial Results
February 11, 2016

▪
$3.1 million increase in production tax credits, which is a reduction in our customer's rates, as a result of the Beethoven wind project acquisition (this reduction in margin is offset in income tax expense);

▪	$1.0 million decrease in production taxes associated with our gas production operations (this reduction is offset in property and other taxes) ; and

▪	$0.9 million decrease in operating expenses, primarily related to efficiency measures implemented by customers (this reduction is offset in operating, general and administrative expense).

•
$3.2 million net increase in the QF liability ($6.1 million increased liability recorded in the second quarter of 2015 based on a review of contract assumptions in our estimated liability, partly offset by $2.9 million lower QF related supply costs based on actual QF pricing and output);

•	$1.9 million decrease in gas production rates and deferral of interim gas production revenue based on actual costs; and

•	$0.7 million other miscellaneous decreases in gross margin.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses were $297.5 million for the twelve months ended December 31, 2015 as compared to $305.9 million for the same period in 2014. Primary components of this $8.4 million decrease include the following:

•	$20.8 million net insurance recovery primarily associated with electric generation related environmental remediation costs incurred in prior periods;

•	$9.5 million lower professional and legal fees due to hydro transaction incurred in the prior period;

•
$4.7 million decrease in non-employee directors deferred compensation as compared to the prior year, primarily due to a decrease in our stock price during the year. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their increase in value is also reflected in other income with no impact on net income.

•	$2.2 million lower generator maintenance costs at our Dave Gates Generating Station;

•	$1.5 million lower bad debt expense, due to improved collection of receivables from customers;

•	$1.2 million lower fleet expenses due primarily to lower average fuel costs;

•	$1.1 million lower environmental costs;

•	$0.9 million lower operating expenses recovered through our supply trackers, primarily related to efficiency measures implemented by customers; and

•	$3.5 million reduction in other miscellaneous expenses.
These decreases were partly offset by:

•	$33.2 million increase in hydro operating costs associated with the November 2014 hydro transaction; and

•	$3.8 million higher employee benefit costs primarily due to higher medical expense and compensation costs.

Property and Other Taxes
Property and other taxes were $133.4 million in 2015 as compared with $114.6 million in 2014. This increase was primarily due to plant additions and higher property valuations in Montana,

NorthWestern Reports 2016 Financial Results
February 11, 2016

which includes $16.2 million from the hydro transaction, partly offset by a $1.0 million decrease in production taxes recovered in trackers associated with our gas production operations.

Depreciation and Depletion Expense
Depreciation and depletion expense was $144.7 million in 2015 as compared with $123.8 million in 2014. This increase was primarily due to plant additions, including approximately $14.4 million of hydro related depreciation.

Operating Income
Consolidated operating income in 2015 was $265.8 million, as compared with $178.0 million in 2014. This increase was primarily due to the hydro transaction and insurance recovery discussed above.

Interest Expense
Consolidated interest expense in 2015 was $92.2 million, an increase of $14.4 million, or 18.5%, from 2014. This increase was primarily due to increased debt outstanding associated with the hydro transaction.

Other Income
Consolidated other income in 2015 was $7.6 million as compared with $10.2 million in 2014. This decrease was primarily due to a $4.7 million reduction in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, had a corresponding reduction to operating, general and administrative expenses) partially offset by higher capitalization of allowance for funds used during construction.

Pretax Income
Consolidated pretax income in 2015 was $181.2 million, as compared with $110.4 million in 2014. This $70.8 million increase was due to the items discussed above.

Income Tax (Benefit) Expense
Consolidated income tax expense in 2015 was $30.0 million as compared with a benefit of $10.3 million in 2014. This increase was due to higher pre-tax income and an increase in our effective tax rate to 16.6% for the twelve months ended December 31, 2015 as compared with (9.3)% for the twelve months ended December 31, 2014. The income tax benefit in 2014 was primarily a result of the release of previously unrecognized tax benefits due to the lapse of statutes of limitation in the third quarter of 2014. We currently expect our 2016 effective tax rate to range between 9% - 13%.

Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated depreciation deductions (including bonus depreciation when applicable), and production tax credits. The following table summarizes the differences between our effective tax rate and the federal statutory rate:

NorthWestern Reports 2016 Financial Results
February 11, 2016

($millions)	Year Ended December 31,
	2015		2014
Income Before Income Taxes	$181.2		$110.4

Income tax calculated at 35% federal statutory rate	63.4	35.0%	38.6	35.0%

Permanent or flow through adjustments:
State income tax, net of federal provisions	0.3	0.1%	(2.0)	(1.8)%
Flow through repairs deductions	(24.1)	(13.3)%	(25.3)	(22.9)%
Release of unrecognized tax benefit	—	—%	(12.6)	(11.4)%
Prior year permanent return to accrual adjustments	0.2	0.1%	(5.2)	(4.7)%
Production tax credits	(5.7)	(3.2)%	(3.1)	(2.8)%
Plant and depreciation of flow through items	(2.9)	(1.6)%	0.1	0.1%
other, net	(1.2)	(0.5)%	(0.8)	(0.8)%
	(33.4)	(18.4)%	(48.9)	(44.3)%

Income tax (benefit) expense	$30.0	16.6%	$(10.3)	(9.3)%

We expect our cash payments for income taxes will be minimal through 2020, based on our projected taxable income and anticipated use of consolidated NOL carryforwards.

Net Income
Consolidated net income in 2015 was $151.2 million as compared with $120.7 million in 2014. This increase was primarily due to the hydro transaction and insurance recovery as discussed above, partly offset by warmer winter weather and the inclusion in our 2014 results of an income tax benefit due to the release of previously unrecognized tax benefits.

NorthWestern Reports 2016 Financial Results
February 11, 2016

Reconciliation of Primary Changes from 2014 to 2015

	Twelve Months Ended December 31,
	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS
2014 reported	$110.4	$120.7	$2.99

Gross Margin
Hydro operations	135.0	83.0	1.74
South Dakota electric rate increase	5.6	3.4	0.07
Property tax tracker	2.1	1.3	0.03
Natural gas retail volumes	(10.8)	(6.6)	(0.14)
Operating expense recovered in trackers	(5.0)	(3.1)	(0.06)
Electric QF adjustment	(3.2)	(2.0)	(0.04)
Electric retail volumes	(2.0)	(1.2)	(0.03)
Gas production rate and deferrals	(1.9)	(1.2)	(0.03)
Other	(0.7)	(0.4)	(0.01)
Subtotal - Gross Margin	119.1	73.2	1.53
OG&A Expense
Insurance recovery, net	20.8	12.8	0.27
Hydro Transaction costs	9.5	5.8	0.12
Non-employee director deferred compensation	4.7	2.9	0.06
Generator maintenance costs	2.2	1.4	0.03
Bad debt expense	1.5	0.9	0.02
Fleet fuel costs	1.2	0.7	0.01
Environmental costs	1.1	0.7	0.01
Operating expense recovered in trackers	0.9	0.6	0.01
Hydro operations	(33.2)	(20.4)	(0.43)
Employee benefit and compensation costs	(3.8)	(2.3)	(0.05)
Other	3.5	2.2	0.05
Subtotal - OG&A Expense	8.4	5.3	0.10
Other items
Depreciation and depletion expense	(20.9)	(12.9)	(0.27)
Property and other taxes	(18.8)	(11.6)	(0.24)
Interest expense	(14.4)	(8.9)	(0.19)
Other income (includes offset to Non-employee compensation above)	(2.6)	(1.6)	(0.03)
Permanent and flow-through adjustments to income tax		(13.0)	(0.27)
Impact of higher share count			(0.45)
Subtotal - Other items	(56.7)	(48.0)	(1.45)

Total impact of above items	70.8	30.5	0.18

2015 reported	$181.2	$151.2	$3.17

(1) Income Tax (Expense) Benefit calculation on reconciling items assumes effective tax rate of 38.5%.

Fourth Quarter Financial Results
Consolidated pretax income for the quarter ended December 31, 2015 was $50.4 million as compared with $36.2 million for the same period in 2014.  This $14.2 million increase in pretax income is primarily due to the hydro transaction and the increase in South Dakota electric rates effective July 2015. These improvements were partially offset by warmer than normal winter weather in our service territory.

Consolidated net income for the quarter ended December 31, 2015 was $45.0 million, or $0.92 per diluted share, as compared with $37.2 million, or $0.85 per diluted share, for the same period in 2014. The $7.8 million improvement in net income is the result of $14.2 million pretax increase

NorthWestern Reports 2016 Financial Results
February 11, 2016

as previously discussed partially offset by $6.4 million higher income tax expense. Income taxes increased due to higher pretax income and lower permanent or flow-through adjustment benefits.

Liquidity and Capital Resources
As of December 31, 2015, our total net liquidity was approximately $132.1 million, including $12.0 million of cash and $120.1 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2014 of $102.5 million.

Dividend Declared
NorthWestern's Board of Directors declared a 4.2% increase to our quarterly common stock dividend. A dividend of $0.50 per share will be payable March 31, 2016 to common shareholders of record as of March 15, 2016.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our final 2015 and 2014 earnings guidance of $3.10 - $3.25 and $2.60 - $2.75 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

2015	Q1 '15	Q2 '15	Q3 '15	Q4 '15	FY 2015

Reported GAAP diluted EPS	$1.09	$0.65	0.51	0.92	$3.17

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.02	—	0.06	0.17
Remove benefit of insurance settlement		(0.27)			(0.27)
QF liability adjustment		0.08			0.08

Adjusted diluted EPS	$1.18	$0.48	$0.51	$0.98	$3.15

2014	Q1 '14	Q2 '14	Q3 ' 14	Q4 ' 14	FY 2014

Reported GAAP diluted EPS	$1.17	$0.20	0.77	0.85	$2.99

Non-GAAP Adjustments:

Weather (favorable) unfavorable	(0.05)	0.01	—	0.02	(0.02)
Hydro transaction (professional fees & bridge financing)	0.04	0.04	0.04	0.12	0.24
Hydro operations (Nov. 18 - Dec. 31)				(0.14)	(0.14)
Hydro equity dilution (1)				0.08	0.08
Income tax adjustments (2)			(0.43)	(0.04)	(0.47)

Adjusted diluted EPS	$1.16	$0.25	0.38	0.89	$2.68
(1) 2014 Guidance excluded all earnings impacts from the hydro acquisition (transaction expense and income from operations) and assumed 39.3 million diluted shares outstanding (i.e. our share count absent the shares issued in November 2014 to fund the hydro transaction).

(2) Adjustment to income tax expense to remove the flow through benefit related to the release of unrecognized tax benefits, 2014 bonus depreciation (bonus benefit is a current year item but not originally contemplated in guidance) and other tax items related to prior years.

2016 Earnings Guidance Affirmed
NorthWestern affirmed its previously announced 2016 earnings guidance of $3.20 - $3.40 per diluted share based upon, but not limited to, the following major assumptions and expectations:

NorthWestern Reports 2016 Financial Results
February 11, 2016

•	Normal weather in our electric and natural gas service territories;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 9% - 13% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.5 million.

Company Hosting Investor Conference Call
As previously announced, NorthWestern will host an investor conference call and webcast today, February 11, 2016 at 3:30 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/12742. To participate, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available beginning at 5:30 pm Eastern Time on February 11, 2016, through March 12, 2016, at (888) 203-1112 access code 3918049.

Annual Meeting
The Company's Annual Meeting of Shareholders will be held at 10:00 a.m Mountain Daylight Time on Wednesday, April 20, 2016, at our NorthWestern Energy Montana Operational Support Office located at 11 East Park Street, Butte, MT 59701. The record date for the annual meeting is February 22, 2016. The annual meeting notice, proxy statement, annual report to stockholders and voting instructions will be provided approximately 40 days prior to the meeting date to stockholders as of the record date.

About NorthWestern Corporation
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 701,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Non-GAAP Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Non-GAAP Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an

NorthWestern Reports 2016 Financial Results
February 11, 2016

indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2016 Earnings Guidance Affirmed.” Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2015 Annual Report on Form 10-K and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com